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EATON CORPORATION
Eaton Center
Cleveland, OH 44114-2584
216/523-5000
FAX:216/523-4787

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                                                                       Exhibit 5




                                  May 11, 1999

Board of Directors
Eaton Corporation

Ladies and Gentlemen:

         I am furnishing this opinion for Eaton Corporation (the "Company") in connection with the Registration Statement (the "Registration Statement") on Form S-3 being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the "Prospectus") and as to be set forth in one or more supplements to the Prospectus (each such supplement, a "Prospectus Supplement"), of up to $1,400,000,000 aggregate amount of the Company's (i) debt securities (the "Debt Securities"), (ii) warrants to purchase Debt Securities (the "Debt Warrants"), (iii) preferred shares (the "Preferred Shares") and (iv) common shares (the "Common Shares"). The Debt Warrants, the Debt Securities, the Preferred Shares and the Common Shares are collectively referred to as the "Securities". Any Debt Securities and Preferred Shares may be convertible into or exchangeable for Common Shares or other Securities.

          The Debt Securities will be issued in one or more series and may be either senior debt securities (the "Senior Securities") issued pursuant to an Indenture (the "Senior Indenture") dated as of April 1, 1994 between the Company and The Chase Manhattan Bank (as successor to Chemical Bank), trustee (the "Senior Trustee"), or subordinated debt securities (the "Subordinated Securities") issued pursuant to an Indenture (the "Subordinated Indenture") to be entered into between the Company and an institution identified therein as trustee (the "Subordinated Trustee"). The Debt Warrants will be issued under one or more debt warrant agreements (each, a "Debt Warrant Agreement") to be entered into between the Company and a financial institution identified therein as warrant agent (each, a "Warrant Agent").

         I have examined the resolutions of the Board of Directors of the Company (the "Resolutions") authorizing the Indentures and the issuance, offering and sale of the Securities, and I have examined such corporate records of the Company and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed.

          Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, under the laws of the state of New York (which governs the Senior Indenture and the Subordinated Indenture) where appropriate and otherwise under Ohio law:


         1. The Senior Indenture has been duly authorized, executed and delivered by the Company and constitutes a legally binding instrument of the Company enforceable against the Company in accordance with its terms.

         2. The Senior Securities (including Senior Securities issuable upon conversion of or exchange for any Security or upon exercise of any Debt Warrant) have been duly authorized and, when the final terms thereof have been duly established and approved and when duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and authenticated by the Senior Trustee in accordance with the Senior Indenture and delivered to and paid for by the purchasers thereof, will constitute legally binding obligations of the Company entitled to the benefits of the Senior Indenture.

         3. The Subordinated Indenture has been duly authorized and, when executed and delivered by the Company pursuant to the authority granted in the Resolutions, and assuming due authorization, execution
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Board of Directors
Eaton Corporation
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and delivery thereof by the Subordinated Trustee, will constitute a legally binding instrument of the Company enforceable against the Company in accordance with its terms.

         4. The Subordinated Securities (including Subordinated Securities issuable upon conversion of or exchange for any Security or upon exercise of any Debt Warrant) have been duly authorized and, when the final terms thereof have been duly established and approved and when duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and authenticated by the Subordinated Trustee in accordance with the Subordinated Indenture and delivered to and paid for by the purchasers thereof, will constitute legally binding obligations of the Company entitled to the benefits of the Subordinated Indenture.

         5. The Debt Warrant Agreements have been duly authorized and, when executed and delivered by the Company pursuant to the authority granted in the Resolutions, and assuming due authorization, execution and delivery thereof by the applicable Warrant Agent, will constitute legally binding instruments of the Company enforceable against the Company in accordance with their respective terms.

         6. The Debt Warrants have been duly authorized and, when the final terms thereof have been duly established and approved and when certificates representing such Debt Warrants have been duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and when such certificates have been countersigned by the applicable Warrant Agent in accordance with the applicable Debt Warrant Agreement and delivered to and paid for by the purchasers thereof, such Debt Warrants will constitute legally binding obligations of the Company entitled to the benefits of the applicable Debt Warrant Agreement.

         7. The Preferred Shares (including Preferred Shares issuable upon conversion of or exchange for any Security) have been duly authorized and, when the final terms thereof have been duly established and approved and certificates representing such Preferred Shares have been duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and when such certificates have been delivered to and paid for by the purchasers thereof, and when all corporate action necessary for issuance of such Preferred Shares has been taken, including the adoption of a Certificate of Designations relating thereto, such shares will be validly issued, fully paid and non-assessable.

         8. The Common Shares (including Common Shares issuable upon conversion of or exchange for any Security) have been duly authorized and, when issued and delivered pursuant to the authority granted in the Resolutions and against payment therefor, will be validly issued, fully paid and non-assessable.

         The opinions set forth above are subject, as to enforcement, to
(i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Opinions" in the Prospectus.



                                               Very truly yours,


                                               /s/ Gerald L. Gherlein

                                               Gerald L. Gherlein
                                               Executive Vice President and
                                               General Counsel